FTE Networks, Inc. CEO Letter to Shareholders

Company Provides Corporate Update

NAPLES, FL—(September 25, 2018) - FTE Networks, Inc. (NYSE American: FTNW) (“FTE” or the “Company”), a leading provider of innovative technology solutions for smart platforms, network infrastructure and buildings, today provided a shareholder update on its business outlook.

Dear Shareholders:

We would like to take this opportunity to update you on the advances we have made year to date and provide management’s outlook for the remainder of this year and into 2019.

The Company has made substantial progress this year in delivering on our growth initiatives and our plan to lead the evolution of next generation, intelligent buildings. With the advances we have made in the last year, we now offer an unparalleled operational platform that combines fundamental stability with unlimited growth potential.

Fast-Growing Markets

We are excited about the opportunities ahead of us, and we want to highlight some of them for you. It’s a known fact that IT is the fastest growing segment in the global economy and FTE is positioned to take full advantage of it.

According to Cisco Systems, demand for increased internet speed will grow by 300% over the next four years. Our business lines complement and enhance one another to provide end-to-end solutions to clients facing these increasing demands for bandwidth.

Our business is predicated on smart design and consistent standards that reduce deployment costs and accelerate delivery of innovative projects and services. We work with Fortune 100 and 500 companies, including some of the world’s leading corporations.

We currently service five markets, broken out below, that are anticipated to grow to $576B by 2021, according to research firm Markets and Markets:

●	The In-Building Wireless Market is forecasted to grow at 28% from $4.8 billion in 2015 to $16 billion in 2020.
●	The Global Smart Buildings Market is forecasted to grow at 30% from $7 billion in 2014 to $36 billion in 2020.
●	The Network Infrastructure (Fiber) Market is forecasted to grow from $130 billion in 2017 to $150 billion in 2021.
●	The Data Center Market is forecasted to grow from $130 billion in 2017 to $170 billion in 2021.
●	Our fifth and largest market, US Commercial Construction, is a $204 billion market forecasted to grow at 10% per year.

Infrastructure Segment Provides Foundation and Financial Resources

We continue to build a very strong brand with our infrastructure segment. The frequency of current contracts being expanded upon, or project wins from both new and existing customers, is increasing. This is a great trend to see and is a byproduct of our commitment to delivering projects on time and to specifications. While our backlog can fluctuate substantially from one day to the next based on project timing and new contract execution, our ability to win new business has never been stronger as evidenced by approximately $302 million of new contracts secured this year through the month of July. This puts us on pace to meet and potentially exceed our year-end objectives while also laying a solid foundation going into 2019.

We think it is very important to also discuss our niche within the infrastructure market and what impact that has on consistency and durability of our business. We are well positioned to benefit both from expansionary bull markets like the one we are currently in, but also have a defensive nature of our service offerings which should allow us to outperform our peers during periods of contraction. We have proven over the years that our business has a strong tier one customer base that provides “re-occurring” contracts and revenue streams. We have been acknowledged by the Real Deal as one of the top five interior build out companies in the Manhattan real estate market. Our goal was and continues to be to build a business that was not reliant on strong macro forces to perform well, and we believe we have accomplished that. While this business can fluctuate substantially on a month-to-month basis, over a 9-12 month period, it is generally consistent and predictable.

The financial performance of our infrastructure segment is generating strong cash flows which provides numerous benefits. First, it allows us to fully support operations across all segments as well as funding our Research and Development for CrossLayer. Furthermore, it allows us to strategically reinvest into the Company to support CrossLayer’s growth as it continues to ramp up. We expect strong cash flows to continue, further supporting our growth initiatives across the enterprise.

Equally as important as growing our business is optimizing our balance sheet. Continued growth in EBITDA creates opportunities for the Company to take advantage of more favorable financing terms. Currently the secured portion of our debt is approximately 1x TTM EBITDA. The Company is currently focused on refinancing its existing debt with a lower cost of capital within the next 3-6 months.

Demand for Smart Buildings Drives Demand for Our Services – CrossLayer is the Key

We are focused on a big problem in the market. A 2015 study by Wired Score found that, for office workers, “reliable connectivity is the #1 most important influencing factor in selecting office space, ahead of transportation, location, amenities, views, and environmental sustainability.” The technology for delivering high bandwidth access with a full suite of services has become known as “Edge Computing.” Edge Computing technology enables the cost-effective development of in-building and on-campus networks that commercial property developers can own, operate, and monetize. Edge Computing technology is efficient, flexible, scalable, and secure.

CrossLayer is our edge computing solution and brings highly disruptive functionality to in-building network infrastructure – offering a more efficient, more convenient and more profitable, carrier grade solution for property owners. For decades, the traditional approach was to outsource network connectivity to the Tier 1 carriers. Building owners and tenants were at the mercy of the service providers with new installs, maintenance and troubleshooting. In contrast, when utilizing CrossLayer, building owners now have a single solution for their network and offer tenants highly reliable, turn-key, on-demand connectivity. By installing CrossLayer, building owners effectively create a “fourth utility”, a smart building, from which they can now benefit.

One primary reason we are so optimistic about CrossLayer and its potential to disrupt the status quo is that the implementation costs for customers are relatively minimal and the payback period on that investment is extremely attractive. This translates into very sticky, long-term annuitized revenue streams for FTE. Each building “on net” is expected to begin generating revenues shortly after implementation and ramp to an average potential of approximately $400,000 per year, which assumes a 65% utilization rate. The revenue ramp toward this potential will vary by building and with regard to how the contract is structured.

While we do not disclose profit margins associated with CrossLayer, they are in line with traditional software models where the bulk of the cost is in the early R&D. The development of CrossLayer has been a substantial undertaking with approximately $9 million invested to date, combined with decades of accrued technical implementation expertise to bring it to market. We believe we have crossed that key inflection point where the heavy investment and development costs are behind us, and we now have customer buildings “on net” that are validating both our technology and the value proposition that comes with it.

A great example of exactly how CrossLayer is performing in a real world setting can be evidenced by one of our early deployments at Industry City in Brooklyn, NY. Industry City is one of the largest connected campuses in the country and consists of 16 total buildings, 11 of which are now utilizing CrossLayer services to bring business internet, tenant and guest Wifi, and Business Voice Over IP services to end users. New tenant acquisitions are growing rapidly and include numerous highly recognizable brands. The addition of CrossLayer services has been central to the effort to modernize building infrastructure and provide advanced technological services to tenants.

With the strong demand we are seeing in this segment, we believe we will meet or exceed our guidance of bringing 30 buildings on-net by year end 2018. We continue to aggressively target expansion to major metropolitan cities that are ideally suited for CrossLayer, the recent contract wins in New York and Chicago as well as our expansion into Canada highlight this effort. The expansion of our geographical footprint is a trend that will accelerate as we close out the year. Our core technology partners have undergone the training and education necessary to promote the adoption of CrossLayer with their customers and we are now seeing requests for additional information from those end users increase substantially. This provides us with a great deal of confidence in the future of CrossLayer, both near and long-term.

Bright Future…..

We believe that new imperatives for smart building networks will continue to drive demand for our horizontally integrated services. These imperatives include:

●	The real estate sector has been challenged to evolve in an increasingly networked world, with tenants expecting rapid broadband and Wi-Fi, as businesses become more data-driven, and as consumers depend on internet-delivered entertainment and other applications.
●	There is no clear “blueprint” for building owners to implement a cost-effective and future-proof smart building.

●	Our Edge Computing solution, CrossLayer, efficiently uses low-cost commodity servers that enable new capabilities and scaling through upgradable, open source software releases in a way that is similar to visiting the App Store to select new features.
●	CrossLayer can occupy a small space and still enable network, cloud, content and data to converge into a single network platform in an environment that evolves with technology.
●	Our Edge Computing architectures are flexible and able to support a wide range of applications to address the needs of many diverse industries.
●	Large commercial buildings can use CrossLayer for a wide range of smart building applications and security, ranging from HD video monitoring to power, HVAC control and locally secure IoT (the internet of things) device gateways.
●	Our Edge Computing solution, CrossLayer, allows property managers to optimize efficiency.
●	Many Opportunities for our Inside Plant and Outside Plant Businesses

At the parent company level, FTE Networks is leveraging its technology expertise and our infrastructure segment’s established position to drive operational momentum and realize synergies across all business lines. As we are laser focused on the in-building ecosystem, more companies are recognizing the benefits of our “one-stop shop” concept, as well as our strength in Edge Computing and that will drive the expansion of our geographic footprint into new markets.

Outlook….

As I mentioned earlier, we are on track to meet or exceed our guidance of $350 million in revenues, $30 million in adjusted EBITDA and bringing 30 buildings on net for 2018. While this is a great accomplishment, it represents only the start of what we aim to achieve. We have ambitious goals, we are seeing great tangible progress validating our vision, and we expect great things to come.

Thank you for your continued support of FTE Networks. Please do not hesitate to contact us directly with any additional questions.

Sincerely,

Michael Palleschi

President and CEO

Cautionary Note Regarding Forward-Looking Statements

This shareholder update contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “outlook,” “potential,” “expect,” “opportunities,” “forecasted,” “trend,” “should,” “goal,” “believe,” “consistent,” “predictable,” “potentially,” “potential,” “normally,” “anticipate,” “optimistic,” “should,” “could,” “will,” “validating,” “confidence,” “goal,” “achieve,” “approximately,” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our expected operating results, expenditures or projections about the specific growth trajectories of the Company and its subsidiaries; our strategies for continued growth, product development and accelerated market expansion; and our belief that our suite of services and products, combined with new business opportunities and market demand, will meet our anticipated projections and desired results.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and market trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. These risk factors and others are included from time to time in documents we file with the Securities and Exchange Commission, including but not limited to, our Form 10-K’s, Form 10-Q’s and Form 8-K’s. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this letter is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

Investor Relations

Mike Cole

Vice President – MZ North America

Main: 949-259-4988

mike.cole@mzgroup.us

www.mzgroup.us